EXHIBIT 11.  STATEMENT RE:  COMPUTATION OF EARNINGS PER
                                 SHARE ON PRIMARY
                              AND FULLY DILUTED BASES
                                    (Unaudited)

                      Eli Lilly and Company and Subsidiaries


                                                    Three Months Ended
                                                         March 31,
                                                     1997      1996
                                                   (Dollars in millions
                                                   except per-share data)
                                                   (Shares in thousands)
             PRIMARY:

             Net income ...........................   $432.6    $389.2

             Preferred stock dividends ............      (.6)     -

             Adjusted net income ..................    432.0     389.2

             Average number of common shares
             outstanding ..........................  549,468  546,314

             Incremental shares -
                stock plans and contingent payments   16,797   13,908

             Adjusted average shares ..............  566,265  560,222

             Primary earnings per share ...........   $  .76    $  .69

             FULLY DILUTED:

             Net income ...........................   $432.6    $389.2

             Preferred stock dividends ............      (.6)     -

             Adjusted net income ..................    432.0     389.2

             Average number of common shares
             outstanding ..........................  549,468  546,314

             Incremental shares -
                stock plans and contingent payments   16,797   16,043

             Adjusted average shares ..............  566,265  562,357

             Fully diluted earnings per share .....   $  .76    $  .69


            Common stock equivalents are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.